Contact:
                                                                   John Luttrell
                                                                  (949) 699-3918


                    THE WET SEAL, INC. ANNOUNCES APPOINTMENT
                                OF NEW DIRECTORS


     FOOTHILL RANCH, CA, March 6, 2006 -- Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced the appointment of Michael Zimmerman and Jonathan Duskin to the Board of Directors of the Company to serve along with Sidney Horn, Harold Kahn, Kenneth Reiss, Alan Siegel, Joel Waller, CEO, and Henry Winterstern, Chairman of the Board. All directors will serve until the annual meeting of shareholders scheduled for late May at which time it is expected that they will be submitted to the vote of the shareholders for reelection to the board.

Mr. Zimmerman is the controlling principal and Mr. Duskin is a Managing Director of Prentice Capital Management, LP, an investment manager. Prentice, formed in 2005, manages a large portfolio of investments in specialty retailers, including The Wet Seal.

Joel Waller, CEO of The Wet Seal, Inc., said "Jon and Michael have partnered with us in the turnaround of the Company. Their willingness to join our board manifests their belief in our success to date and their commitment to our future."


Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 400 stores in 46 states, the District of Columbia and Puerto Rico, including 308 Wet Seal stores and 92 Arden B. stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.


SOURCE: The Wet Seal, Inc.